Exhibit 3.1

201115200119

DATE:	DOCUMENT ID	DESCRIPTION	FILING	EXPED	PENALTY	CERT	COPY
06/01/2011	201115200119	DOMESTIC/AMENDMENT TO ARTICLES (AMD)	550.00	100.00	.00	.00	.00

Receipt

This is not a bill. Please do not remit payment.

VORYS, SATER, SEYMOUR & PEASE
ATTN: MARY JO GROVE
52 E. GAY STREET
COLUMBUS, OH 43215

STATE OF OHIO
CERTIFICATE
Ohio Secretary of State, Jon Husted

609258

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

RURBAN FINANCIAL CORP.

and, that said business records show the filing and recording of:

Document(s)	Document No(s):
DOMESTIC/AMENDMENT TO ARTICLES	**201115200119**

United States of America
State of Ohio
Office of the Secretary of State

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 27th day of May, A.D. 2011.

Jon Husted

Ohio Secretary of State

Prescribed by:

The Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.sos.state.oh.us
e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select One)	
Mail Form to one of the Following:	
☉ Yes	PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 ***
○ No	PO Box 1329 Columbus, OH 43216

Certificate of Amendment by Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit	
☐ Amended (122-AMAP)	☑ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (126-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation: Rurban Financial Corp.

Charter Number: 609258

Name of Officer: Mark A. Klein

Title: President and Chief Executive Officer

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the ☑ shareholders ☐ directors (*nonprofit only*)

☐ members was duly called and held on May 26, 2011
(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 55.4 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors *(nonprofit amended articles only)*
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

2011 MAY 27 PM 3:34

CLIENT SERVICE CENTER

RECEIVED
SECRETARY OF STATE

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

All of the following information must be completed if an amended box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST: The name of the corporation is: ______________________

SECOND: The place in the State of Ohio where its principal office is located is in the City of:

______________________ (city, village or township) ______________________ (county)

THIRD: The purposes of the corporation are as follows:

FOURTH: The number of shares which the corporation is authorized to have outstanding is: 10,200,000
(Does not apply to box (2))
See Attached

REQUIRED
Must be authenticated **(signed)** by an authorized representative
(See Instructions)

[signature]
Authorized Representative

May 27, 2011
Date

Mark A. Klein
(Print Name)
President and Chief Executive Officer

____
Authorized Representative

____
Date

____
(Print Name)

ADDITIONAL PROVISIONS TO THE CERTIFICATE OF AMENDMENT BY SHAREHOLDERS OF RURBAN FINANCIAL CORP.

Article FOURTH shall be amended and restated in its entirety as follows:

FOURTH: The authorized number of shares of the Corporation shall be Ten Million Two Hundred Thousand (10,200,000), consisting of Ten Million (10,000,000) common shares, each without par value (the "common shares"), and Two Hundred Thousand (200,000) preferred shares, each without par value (the "preferred shares").

The directors of the Corporation are hereby authorized to provide for the issuance of, and to issue, one or more series of preferred shares and, in connection with the creation of any such series, to adopt an amendment or amendments to the Articles of the Corporation determining, in whole or in part, the express terms of any such series to the fullest extent now or hereafter permitted under Ohio law, including, but not limited to, determining: the division of such shares into series and the designation and authorized number of shares of each series; dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof. Notwithstanding the foregoing, in no event shall the voting rights of any series of preferred shares be greater than the voting rights of the common shares, except to the extent specifically required with respect to any series of preferred shares which may be designated for issuance to the United States Department of the Treasury under the Small Business Lending Fund instituted under the U.S. Small Business Jobs Act of 2010. In the event that at any time the directors of the Corporation shall have established and designated one or more series of preferred shares consisting of a number of shares which constitutes less than all of the authorized number of preferred shares, the remaining authorized preferred shares shall be deemed to be shares of an undesignated series of preferred shares until designated by the directors of the Corporation as being part of a series previously established or a new series then being established by the directors. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred shares then outstanding, the amendment providing for issuance of any series of preferred shares may provide that such series shall be superior or rank equally or be junior to the preferred shares of any other series to the extent permitted by Ohio law.